Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CHESAPEAKE UTILITIES CORPORATION

Pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware, Chesapeake Utilities Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1.
The name of the Corporation is Chesapeake Utilities Corporation. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 12, 1947. On July 22, 2010, an Amended and Restated Certificate of Incorporation of Chesapeake Utilities Corporation was filed with the Secretary of State of the State of Delaware (the "Amended and Restated Certificate of Incorporation").

2.
The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to increase the authorized shares of the Corporation’s common stock to Fifty Million (50,000,000) and the first paragraph of Article FOURTH of the Company’s Amended and Restated Certificate of Incorporation shall be amended as follows:

"FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty-Two Million (52,000,000) shares, of which Fifty Million (50,000,000) shares will be Common Stock having a par value of forty-eight and two-thirds cents ($0.4867) per share, and Two Million (2,000,000) shares shall be Preferred Stock having a par value of one cent ($0.01) per share."

3.
The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this 8th day of May, 2017.

Chesapeake Utilities Corporation

By:	/s/ Michael P. McMasters
Name:	Michael P. McMasters
Title:	President and Chief Executive Officer